Exhibit (a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

PHOTOWORKS, INC.

BY

PHOTO MERGER CORP.

A WHOLLY OWNED SUBSIDIARY

OF

AG.COM, INC.

AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

AMERICAN GREETINGS CORPORATION

December 13, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We, Photo Merger Corp., a Washington corporation and a wholly owned subsidiary of AG.com, Inc., a Delaware corporation, which in turn is an indirect, wholly owned subsidiary of American Greetings Corporation, an Ohio corporation, are offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of PhotoWorks, Inc., a Washington corporation, at 59.5 cents per Share, net to sellers in cash, upon the terms and subject to the conditions set forth in our Offer to Purchase dated December 13, 2007, and the related Letter of Transmittal (which, together with any amendments or supplements, collectively constitute the “Offer”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	Offer to Purchase dated December 13, 2007;

2.	Letter of Transmittal, including a Substitute Form W-9, for your use and for the information of your clients;

3.	Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Mellon Investor Services LLC, the Depositary for the Offer, by the Expiration Date (as defined below);

4.	The letter to shareholders from the Chief Executive Officer of PhotoWorks, accompanied by Photoworks’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission;

5.	A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

6.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

7.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, JANUARY 14, 2008 (THE “EXPIRATION DATE”), UNLESS EXTENDED, IN WHICH EVENT “EXPIRATION DATE” MEANS THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED, SHALL EXPIRE.

We will not pay any fees or commissions to any broker, dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. We will pay all stock transfer taxes applicable to our purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on Monday, January 14, 2008, unless the Offer is extended.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

    Photo Merger Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PHOTO MERGER CORP., AG.COM, INC., AMERICAN GREETINGS CORPORATION, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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